LINK:

UNITED STATES DISTRICT COURT
CENTRAL DISTRICT OF CALIFORNIA

CIVIL MINUTES – GENERAL

Case No.	SA CV 13-00259-BRO (RNBx)	Date	February 7, 2014
Title	INDEP. FILM DEV. CORP. v. JUNIOR CAPITAL INC., ET AL.		

Present: The Honorable	BEVERLY REID O'CONNELL, United States District Judge	
Renee A. Fisher	Not Present	N/A
Deputy Clerk	Court Reporter	Tape No.

Attorneys Present for Plaintiffs:	Attorneys Present for Defendants:
Not Present	Not Present

Proceedings: (IN CHAMBERS)

ORDER GRANTING DEFAULT JUDGMENT

Pending before the Court is Plaintiff Independent Film Development Corporation's ("IFilm") Motion for Default Judgment against Defendants Junior Capital Inc. and Indiebacking Corporation ("IBacking"). Plaintiff filed a first amended complaint against Junior Capital, IBacking, and Albert Aimers, on March 4, 2013. (Dkt. No. 4.) On June 26, 2013, Plaintiff filed proofs of service of the Complaint on Defendants Junior Capital, Inc. and IBacking. (Dkt. Nos. 6,7.) None of the defendants have responded. Accordingly, on July 22, 2013, the Clerk entered default against Defendants Junior Capital and IBacking. (Dkt. No. 11.) After consideration of the papers filed in support of and in opposition to the instant motion, the Court deems this matter appropriate for decision without oral argument. *See* Fed. R. Civ. P. 78; Local Rule 7-15. For the following reasons, the Court hereby **GRANTS** Plaintiff's Motion for Default Judgment.

I. BACKGROUND

A. Procedural History

On March 4, 2013, Plaintiff filed a first amended complaint, alleging five causes of action: (1) securities fraud (against all defendants); (2) rescission under the Securities Exchange Act (against all defendants); (3) rescission of contract (against all defendants); (4) declaratory relief (against all defendants); and (5) interference with contract and prospective economic advantage (against Defendant Aimers only). (Dkt. No. 4.)

Defendants Junior Capital and IBacking were served on June 6, 2013. (Dkt. Nos. 6, 7.)[1] Neither Junior Capital nor IBacking responded, and on July 19, 2013, Plaintiff requested that default be entered against them. (Dkt. No. 10.) The Clerk entered the requested defaults on July 22, 2013 (Dkt. No. 11), and Plaintiff filed the present Motion for Default Judgment on August 28, 2013 (Dkt. No. 13).[2]

B. Facts

Plaintiff is a publicly held Nevada corporation with its principal place of business in Los Angeles, California. (FAC ¶ 1.) Defendants Junior Capital and IBacking are also Nevada corporations, with their principle places of business in the State of California.[3] (*Id.* ¶¶ 2–3.) Defendant Aimers is an individual and citizen of the State of California. (*Id.* ¶ 4.)

In its complaint, Plaintiff alleges that Junior Capital and IBacking are alter egos of Defendant Aimers, who is the "only one true beneficial owner," and therefore treating the acts of the Defendant corporations as separate and independent of Aimers would be improper. (*Id.* ¶ 5.)

In August of 2010, Defendant Aimers represented that, in return for 550,000 shares of common stock issued by Plaintiff, he would create awareness of IFilm in the financial markets, and raise needed working capital for the company at the rate of $100,000 per month. (*Id.* ¶ 10.) At some point, in reliance on these promises, Plaintiff issued 550,000

[1] Both corporations were served by mail to 112 North Curry Street, Carson City, Nevada, care of State Agent & Transfer Syndicate Inc., Registered Agent. (Mot. 4:4–12.) The acknowledgements of service were signed by John E. Block, Registered Agent for State Agent and Transfer Syndicate Inc. (Dkt. Nos. 6, 7.)

[2] Plaintiff did not serve Defendant Aimers until September 20, 2013, pursuant to Federal Rule of Civil Procedure 4(f)(2), via substitute service by mail to his address in Vancouver, British Columbia, and also by mailing a copy of the complaint. (Dkt. No. 18.) The answer was due on October 11, 2013. *Id.* On October 29, 2013, Plaintiff filed proof of service with the Court. *Id.* Plaintiff has not requested entry of default as to Defendant Aimers.

[3] At the time Plaintiff filed its first amended complaint, Junior Capital's corporate charter had been revoked by the State of Nevada, and Defendant IBacking's corporate charter was in default. (FAC ¶¶ 2–3.)

LINK:

UNITED STATES DISTRICT COURT
CENTRAL DISTRICT OF CALIFORNIA

CIVIL MINUTES – GENERAL

Case No.	SA CV 13-00259-BRO (RNBx)	Date	February 7, 2014
Title	INDEP. FILM DEV. CORP. v. JUNIOR CAPITAL INC., ET AL.		

shares of common stock to Junior Capital ("Shares"). (*Id.* ¶ 12.) Aimers "swapped the Shares for free trading shares with other shareholders, deposited them in his brokerage accounts, and sold the Shares on the open market." (*Id.*)

On or around July 1, 2011, Defendants induced Plaintiff to enter into a convertible debenture for $350,000 (*Id.* ¶ 13; Ex. 1), from which Defendants would draw $100,000 in cash per month to satisfy Plaintiff's capital needs. (*Id.* ¶ 13.) Future draws would be represented by additional debentures. (*Id.*) At that time, Plaintiff's common stock was trading for approximately $0.38 per share. (*Id.*)

Defendants never delivered the promised $100,000 per month, and provided Plaintiff just enough capital to cover its accounting costs and regular corporate maintenance. (*Id.* ¶ 14.) Instead of using the debenture to cover the cash advances, Defendants induced Plaintiff to enter into additional debentures with Defendants and their associates as a condition of receiving more capital advances. (*Id.*)

After a delay of four months, Defendants funded only a total of $123,000 over a period of eighteen months, instead of the promised $1.8 million, and received $156,000 in debentures between October and June 2012, as a condition of the financing. (*Id.* ¶ 14.) From the debenture financing, Defendants allegedly embezzled $75,000. (*Id.*)

Defendants directly contacted Plaintiff's accountants, interfered with their preparation of financial statements, and forced Plaintiff to acknowledge in those statements that the $350,000 debenture did not represent future cash advances, but rather $350,000 in "costs" that Defendants falsely represented were incurred in developing a website for Plaintiff.[4] (*Id.* ¶ 15.)

On or around May 31, 2012, Defendants induced Plaintiff to enter a joint venture contract with Defendant IBacking, to purchase a custom turn-key crowd funding website

[4] Defendants represented that they incurred $350,000 in hard costs while programming a fully functioning social networking website according to Plaintiff's specifications, but instead purchased a "Social Engine" consisting of turn-key modules at a base cost of $350, with additional modules at $20 to $50 each, incurring less than $5,000 in in-house programming costs to build the website. (FAC ¶ 15.)

for $500,000 (*Id.*, Ex. 9). (*Id.* ¶ 16.)[5] Defendants, however, did not design or market the website per their agreement, but instead purchased templates and ran the website from a host website. (*Id.*) As a result, the website was minimally functional, controlled by Defendants, and Defendants kept all proceeds raised. (*Id.*) Eventually, Defendants took the website offline, resulting in a total loss of data. (*Id.*)

All of the mentioned misrepresentations were made by Defendant Aimers knowingly, with no intention of performing any of the promised work or providing the promised funding.[6] (*Id.* ¶ 17.) In reliance on these fraudulent misrepresentations, Plaintiff issued 1,015,384 shares of common stock on July 27, 2012, which were applied to the $33,000 debenture (*Id.*, Ex. 5). (*Id.* ¶ 19.) From March 7, 2012, through August 21, 2012, Plaintiff issued 4,000,000 shares of common stock applied against the $350,000 debenture. (*Id.*) Defendants sold the stock into a declining market, which resulted in a reduction of the market price to less than $0.01, and prevented Plaintiff from being able to raise operating capital. (*Id.*) Defendants thereafter refused to advance any more capital to Plaintiff. (*Id.*)

As a result of its reasonable reliance on Defendants' misrepresentations, Plaintiff has suffered the loss of its trading market and resulting damages in excess of $1,000,000. (*Id.* ¶¶ 21–22.)

II. LEGAL STANDARD

Federal Rule of Civil Procedure 55(b)(2) permits the Court to enter a final judgment in a case, following the entry of default by the Clerk of the Court. *PepsiCo. Inc. v. Cal. Sec. Cans*, 238 F. Supp. 2d 1172, 1174 (C.D. Cal. 2002). In the Central

[5] To pay for the site, Plaintiff issued another debenture (*Id.*, Ex. 10). (*Id.* ¶ 16.)

[6] Defendants allegedly engaged in an "artifice to defraud" Plaintiff in violation of § 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5. Plaintiff specifically claims that Defendants never provided the working capital promised, but only the minimum needed to maintain its reporting status with the SEC; that Defendants never intended to provide the two fully functioning websites promised; and that Defendants intended to promote a market for Plaintiff's common stock so that they could dump the stock they received in return for the debentures at declining stock prices in a practice know as "pump and dump." (*Id.* ¶¶ 20–21.)

District of California, motions for default judgment must set forth the following information: (1) when and against which party the default was entered; (2) the identification of the pleading to which default was entered; (3) whether the defaulting party is an infant or incompetent person, and if so, whether that person is adequately represented; (4) that the Soldiers' and Sailors' Civil Relief Act of 1940 does not apply; and (5) that notice of the application has been served on the defaulting party, if required. L.R. 55-1.

A defendant's default does not automatically entitle the plaintiff to a court-ordered judgment. *PepsiCo*, 238 F. Supp. 2d at 1174 (citing to *Draper v. Coombs*, 792 F.2d 915, 924–25 (9th Cir. 1986)). Rather, granting or denying relief is entirely within the Court's discretion. *Draper*, 792 F.2d at 924. The Ninth Circuit has enumerated the following factors (collectively, the "*Eitel* factors") for a court to consider in determining whether to grant default judgment: (1) the possibility of prejudice to the plaintiff; (2) the merits of the plaintiff's substantive claim; (3) the sufficiency of the complaint; (4) the sum of money at stake in the action; (5) the possibility of a dispute concerning material facts; (6) whether the default was due to excusable neglect; and (7) the strong policy underlying the Federal Rules of Civil Procedure favoring a decision on the merits. *PepsiCo*, 238 F. Supp. 2d at 1174 (citing to *Eitel v. McCool*, 782 F.2d 1470, 1471–72 (9th Cir.1986)).

Upon entry of default, all well-pleaded allegations of the complaint relating to a defendant's liability are deemed true, except the allegations as to the amount of damages. *PepsiCo.*, 238 F. Supp. 2d at 1175 (*citing TeleVideo Sys. Inc. v. Heidenthal*, 826 F.2d 915, 917–18 (9th Cir. 1987). A plaintiff is required to provide proof of all damages sought in the complaint, and is limited by Federal Rule of Civil Procedure 54(c), which states that "judgment by default shall not be different in kind or exceed in amount that prayed for in the [complaint]." *PepsiCo.*, 238 F. Supp. 2d at 1175.

III. DISCUSSION

A. Alter Ego

Plaintiff alleges that Defendant corporations Junior Capital and IBacking were the alter egos of Defendant Aimers, and the Court should "pierce the veil" of the Defendant

corporate entities, and hold Aimers personally liable in the present matter. In certain circumstances, under the alter ego doctrine, the Court will indeed disregard the corporate entity and hold the individual shareholders liable for the actions of the corporation.[7] *Wady v. Provident Life & Accident Ins. Co. of Am.*, 216 F. Supp. 2d 1060, 1066 (C.D. Cal. 2002) (citing *Mesler v. Bragg Mgmt. Co.*, 39 Cal. 3d 290, 300, 216 Cal. Rptr. 443 (1985)). The purpose of the doctrine is to bypass the corporate entity for the sole purpose of avoiding injustice. "'The terminology "alter ego" or "piercing the corporate veil" refers to situations where there has been an abuse of corporate privilege, because of which the equitable owner of a corporation will be held liable for the actions of the corporation.'" *Wady*, 216 F. Supp. 2d at 1066 (quoting *Roman Catholic Archbishop of S.F. v. Superior Court*, 15 Cal. App. 3d 405, 411 93 Cal. Rptr. 338 (1971)).

Here, Plaintiff claims that "there is such a unity of interest and ownership" between Junior Capital, IBacking, and Defendant Aimers that the "individuality and separateness" of Aimers and the corporate Defendants has ceased to exist. (FAC ¶ 5.) Plaintiff further claims that "adherence to the fiction of the corporations' separate existence would, under the circumstances, constitute a fraud and promote injustice," because Junior Capital and IBacking are corporate alter egos of Defendant Aimers. (*Id.*) Given the allegations against Defendants which are taken as true, and because there is no longer an outstanding question as to service of Defendant Aimers, the Court is willing to "pierce the corporate veil" and move forward with default judgment against Defendants Junior Capital and IBacking as alter egos of Defendant Aimers, the individual.

---

[7] A corporation's veil may be pierced and it may be deemed an alter ego of an individual where: (1) there exists a unity of interest and ownership that the individuality, or separateness, of such person and corporation has ceased, and (2) an adherence to the fiction of the separate existence of the corporation would sanction a fraud or result in injustice. *See Shanghai Automation Instrument Co. v. Kuei*, 194 F. Supp. 2d 995, 1001 (N.D. Cal. 2001) (citing *AT&T Co. v. Compagnie Bruxelles Lambert*, 94 F.3d 586, 591 (9th Cir.1996)); *see also Roman Catholic Archbishop of S.F. v. Superior Court*, 15 Cal. App. 3d 405, 411, 93 Cal. Rptr. 338, 341 (Ct. App. 1971) (quoting *Associated Vendors Inc. v Oakland Meat Co.*, 210 Cal. App. 2d 825, 836, 26 Cal. Rptr. 806, 813 (1962). "Among the factors to be considered in applying the doctrine are comingling of funds and other assets of the two entities, the holding out by one entity that it is liable for the debts of the other, identical equitable ownership in the two entities, use of the same offices and employees, and use of one as a mere shell or conduit for the affairs of the other." *Roman Catholic Archbishop*, 15 Cal. App. 3d at 411.

B. *Eitel* Factors

Plaintiffs have satisfied the procedural requirements of Local Rule 55-1 and complied with Federal Rule of Civil Procedure 55(b)(2). Plaintiffs included a declaration from their counsel, Kenneth Eade, averring that the Clerk entered default against Defendants Junior Capital and IBacking on August 28, 2013. (Dkt. No. 15, Eade Decl. ¶ 4.) As corporations, it is clear that Defendants Junior Capital and IBacking do not serve in the military and are not exempted under the Servicemembers Civil Relief Act. (Eade Decl. ¶ 5.) Further, Defendants Junior Capital and IBacking are not minors, nor are they incompetent, in need of a representative guardian. (*Id.*) Plaintiff also provided proof of service from June 6, 2013. (Dkt. Nos. 6, 7.)

The Court further finds that the *Eitel* factors weigh in favor of granting default judgment. *Eitel*, 782 F.2d at 1471–72. Under the first *Eitel* factor, Plaintiff will be prejudiced if this action remains unresolved. Plaintiff has been litigating this case since February 13, 2013, when it filed the summons and the original complaint. (Dkt. No. 1.) In the two months before Plaintiff filed the instant Motion for Default Judgment, Defendants did not respond in any way. Defendant Junior Capital's corporate charter has been revoked by the State of Nevada, and Defendant IBacking's corporate charter is in default. (FAC ¶¶ 2–3.) Defendant Aimers, the individual behind the "veil" of the alter ego corporations, has apparently relocated to British Columbia (Dkt. No. 18), and has not responded to the allegations or obtained counsel. *See Shanghai Automation Instrument Co. v. Kuei*, 194 F. Supp. 2d 995, 1004–05 (N.D. Cal. 2001) (finding significant prejudice likely absent default judgment, where the operations of the alter ego corporations had all been suspended, and the defendant—who might have disappeared from the area—had international connections, increasing the likelihood that his assets might be disbursed or transferred out of the country). Thus, the Court finds that absent default judgment Plaintiff will be prejudiced with attorneys' fees and litigation costs, in addition to the underlying harm it has suffered.

Under the second and third *Eitel* factors, the Court finds that both the merits of the claim and the sufficiency of the first amended complaint weigh in favor of default judgment. The complaint states a plausible claim for relief by alleging with sufficient particularity the elements for Plaintiff's claim for securities fraud under § 10(b) of the

LINK:

UNITED STATES DISTRICT COURT
CENTRAL DISTRICT OF CALIFORNIA

CIVIL MINUTES – GENERAL

Case No.	SA CV 13-00259-BRO (RNBx)	Date	February 7, 2014
Title	INDEP. FILM DEV. CORP. v. JUNIOR CAPITAL INC., ET AL.		

Securities Exchange Act of 1934 ("SEA") (15 U.S.C. § 78j(b)), and Rule 10b-5 (C.F.R. § 240.10b-5). To state a claim for a violation under § 10(b) and Rule 10b-5, a plaintiff must show: (1) a misrepresentation or omission or other fraudulent device; (2) a purchase or sale of securities in connection with the fraudulent device; (3) scienter by defendant in making the misrepresentation or omission; (4) materiality of the misrepresentation or omission; (5) justifiable reliance on the fraudulent device (or due diligence against it); and (6) damages resulting from reliance on the fraudulent device. *Marksman Partners, L.P. v. Chantal Pharm. Corp.*, 927 F. Supp. 1297, 1303 (C.D. Cal. 1996).

Plaintiff alleges that Defendants obtained at least 5,565,384 shares of its common stock through intentionally fraudulent material misrepresentations by Aimers, on which Plaintiff justifiably relied, and as a result of which Plaintiff suffered the loss of its trading marked and resulting damages in excess of $1,000,000. (FAC ¶¶ 9–22.) *See Marksman Partners, L.P. v. Chantal Pharm. Corp.*, 927 F. Supp. 1297, 1303 (C.D. Cal. 1996) (setting out the elements that must be alleged to state a claim for deceptive conduct in violation of Section 10(b) and Rule 10b-5).

Plaintiffs specifically allege Defendant Aimers fraudulently misrepresented that, in return for 550,000 shares of common stock issued by Plaintiff, he would create awareness of IFilm in the financial markets and raise $100,000 per month in working capital. (FAC ¶ 10.) In reliance on Aimer's representations, Plaintiff issued 550,000 shares of common stock to Defendant Junior Capital, which Aimers exchanged for free trading shares with other shareholders, deposited in his brokerage accounts, and sold on the open market. (FAC ¶ 12.) Defendants induced Plaintiff to enter into several convertible debentures by misrepresenting that it would draw cash from them to satisfy Plaintiff's capital needs. (FAC ¶¶ 13–14.) Defendants fraudulently misrepresented $350,000 in costs related to website development and fraudulently induced Plaintiff to execute a joint venture contract with IBacking for a $500,000 website—both of which Plaintiff paid for by issuing debentures. (FAC ¶ 16.) Aimers knowingly made these misrepresentations, with no intention of performing. (FAC ¶ 17.) As a result, and upon further representations by Defendants that they could only advance more capital after stock had been issued in discharge of the debentures, Plaintiff was induced to issue 5,015,384 more shares of common stock to Defendants to discharge the debentures. Defendants sold that stock into a declining market, resulting in a decline of the market price from $0.38 to less than

$0.01, and preventing Plaintiff from being able to raise any more operating capital. (FAC ¶ 19.)

Under SEA § 29(b), any contract, the performance of which involves a violation of any provision of the SEA, or regulation promulgated thereunder, is void.[8] Plaintiff alleges Defendants induced it to enter into the debentures, purchase agreement, and purchase agreement debenture and to issue the shares of common stock in violation of § 10(b) of the SEA and Rule 10b-5. (FAC ¶ 25.) Accepting the allegations as true, Plaintiff has sufficiently pled entitlement to rescission of said contracts and debentures under SEA § 29(b).

Under the fourth *Eitel* factor, the Court considers the amount of money at stake in relation to the seriousness of Defendants' conduct. *Eitel*, 782 F.2d at 1471–72. Plaintiff seeks compensatory damages in the amount of $870,092. (Dkt. No. 21 at 2:19–23.) The Court does not find this amount excessive or unreasonable in light of the attached debentures and purchase agreement (Ritchie Decl., Ex. 1–10.), which reflect the intent and agreement of the parties. The Court therefore finds that the sum of money claimed is reasonably proportionate to the harm caused by Defendants' conduct.

Under the fifth *Eitel* factor, the Court finds that there is little chance for a dispute as to the material facts. When "a plaintiff has filed a well-pleaded complaint, the possibility of dispute concerning materials facts is remote." *Wecosign, Inc. v. IFG*

[8] SEA 29(b) reads in pertinent part:

> Every contract made in violation of any provision of this chapter or of any rule or regulation thereunder, and every contract (including any contract for listing a security on an exchange) heretofore or hereafter made, the performance of which involves the violation of, or the continuance of any relationship or practice in violation of, any provision of this chapter or any rule or regulation thereunder, shall be void (1) as regards the rights of any person who, in violation of any such provision, rule, or regulation, shall have made or engaged in the performance of any such contract, and (2) as regards the rights of any person who, not being a party to such contract, shall have acquired any right thereunder with actual knowledge of the facts by reason of which the making or performance of such contract was in violation of any such provision, rule, or regulation.

15 U.S.C. § 78cc.

Holdings, Inc., 845 F. Supp. 2d 1072, 1082 (C.D. Cal. 2012). Once the Clerk has entered default against the Defendant, the Court must conclude that the well-pleaded factual allegations in the FAC are true, except any allegations pertaining to damages. *TeleVideo Syst., Inc. v. Heidenthal*, 826 F.2d 915, 917 (9th Cir. 1987). Defendants have failed to respond to the litigation in any way. The opportunity for Defendants to dispute the material facts has passed.

Under the sixth *Eitel* factor, the Court considers excusable neglect. *Eitel*, 782 F.2d at 1471–72. Because Defendants have been properly served and had adequate opportunity to challenge the claims, the possibility of excusable neglect is remote. *Wecosign, Inc.*, 845 F. Supp. 2d at 1082 (noting that the "excusable neglect" factor "favors default judgment when the defendant has been properly served").

Under the seventh *Eitel* factor, the Court finds that a decision on the merits would be impracticable. Generally, default judgment is disfavored, and "cases should be decided upon their merits whenever reasonably possible." *Eitel*, 782 F.2d at 1472. However, "this preference, standing alone, is not dispositive." *PepsiCo, Inc.*, 238 F. Supp. 2d at 1177; *Truong Giang Corp. v. Twinstar Tea Corp.*, No. C 06-03594 JSW, 2007 WL 1545173, at *13 (N.D. Cal. 2007). Defendants Junior Capital and IBacking's failure to respond or in any way defend this action "makes a decision on the merits impractical, if not impossible." *PepsiCo*, 283 F. Supp. 2d at 1177. If default judgment is not entered, Plaintiff may be left with no recourse and its efforts to collect monies owed will be prejudiced. *PepsiCo, Inc.*, 238 F. Supp. 2d at 1177.

In sum, upon reviewing the *Eitel* factors, the Court finds that Plaintiff is entitled to default judgment. The Court will discuss damages and attorneys' fees below.

IV. RELIEF

In granting default judgment, a court may only award damages up to the amount prayed for in the complaint. *Truong*, 2007 WL 1545173 at *13 (N.D. Cal. May 29, 2007). Although a demand for relief must be specific under FRCP 8(a)(3), a "[p]laintiff's burden in 'proving up' damages on a motion for default judgment is relatively lenient. If proximate cause is properly alleged in the complaint, it is admitted upon default. Injury

is established and plaintiff need prove only that the compensation sought relates to the damages that naturally flow from the injuries pled." *Philip Morris USA Inc. v. Castworld Prods. Inc.*, 219 F.R.D. 494, 498 (C.D. Cal. 2003) (quoting Fed. R. Civ. P. 54(c) (citing *Cripps v. Life Ins. Co. of N. Am.*, 980 F.2d 1261, 1267 (9th Cir.1992)). To calculate damages on a motion for default judgment, the Court takes all of the well-pleaded allegations of injury as true. *Televideo Sys. Inc.*, 826 F.2d at 917. Nevertheless, the Court "must make specific findings of fact in assessing damages." *Moroccanoil Inc. v. Allstate Beauty Prods. Inc.*, 847 F. Supp. 2d 1197, 1202 (C.D. Cal. 2012).

A. Rescission and Compensatory Damages

Plaintiff asks for relief as follows:

1. A declaration that the debentures, Purchase Agreement, and Purchase Agreement Debenture are rescinded;

2. A declaration that the Shares be returned for cancellation, or cancelled by the transfer agent if not returned;

3. Compensatory Damages in the amount of $870,092;

4. Attorney's fees in the amount of $50,000;

5. The 1,390,000 Shares presently held by Junior Capital be cancelled.

(Dkt. No. 21 at 2:6–23.) "There are two standard measures of damages in securities law": an "out-of-pocket" measure, and rescission. *Strategic Diversity, Inc. v. Alchemix Corp.*, 666 F.3d 1197, 1208 (9th Cir. 2012) (quoting *Jordan v. Duff & Phelps Inc.*, 815 F.2d 429, 441 (9th Cir. 1975). The Court will examine whether Plaintiff can receive either.

1. "Out-of-pocket" damages

Much more common than rescission, the "out-of-pocket" measure of damages measures the difference between the fair value of what was received and the fair value of what one would receive if the fraudulent conduct had not occurred. *Affiliate Ute Citizens v. United States*, 406 U.S. 128, 154–55 (1972). "Out-of-pocket" damages are determined in connection with the value of the property at the date of the transaction. *Strategic Diversity*, 666 F.3d at 1208.

Here, providing "out-of-pocket" damages is problematic. This is so because the fair value of what was given—the convertible debentures, which were subsequently turned into stock—is the same as the fair market value of the stocks had the fraudulent act not occurred. The fraud here did not create a difference in fair market value between the value for which the stock was sold and what the stock was actually worth *at the time the transactions took place*. Here, the fraud is one step removed from the common scenario used for "out-of-pocket" damages—the damages of the fraud did not arise at the fraudulent sale of the debentures; they arose from Defendants' failure to uphold the obligations under the agreement. Therefore, the "out-of-pocket" damages method is not feasible in this case.

2. Rescission

Under a theory of rescission, the fraudulent transaction is reversed and the parties are returned to the position they were in before the fraud occurred. *Ambassador Hotel Co. v. Wei-Chuan Inv.*, 189 F.3d 1017, 1031 (9th Cir. 1999). If true rescission is no longer possible, the court may order its monetary equivalent. *Id.* Rescission damages take into account the value of the property, and any income produced by the investment, after the date of the transaction. *Strategic Diversity*, 666 F.3d at 1208. Ultimately, the goal of rescission is to restore the status quo. *Ambassador Hotel*, 189 F.3d at 1031.

Plaintiff has provided sufficient evidence to prove rescission damages. Plaintiff submitted a declaration from former Chief Executive Officer of IFilm, Jeff Ritchie, attesting that Defendants induced Plaintiff to enter into the debentures and Purchase Agreement, and issue the shares of common stock. (Dkt. No. 21, Ritchie Decl.) As

evidence, Plaintiff attaches copies of the following: (1) the debentures (Exhibits 1–7 and 11); (2) the business plan; (Exhibit 8); (3) the Purchase Agreement for the website (Exhibit 9); and, (4) the shareholder ownership register (Exhibit 13). (*See* Richie Decl.)

Because Plaintiff has proffered sufficient evidence, the Court rescinds the following debentures from IFilm to Junior Capital: July 1, 2011 for $350,000; $20,000 on October 25, 2011, $20,000 on October 28, 2011, $25,000 on November 18, 2011, $33,000 on January 11, 2012, $40,000 on March 15, 2012, and $18,000 on June 5, 2012. The Court also rescinds the Purchase Agreement dated May 31, 2012, and the Purchase Agreement Debenture dated May 29, 2012, in the amount of $500,000, between Plaintiff and IBacking, and cancels all shares of common stock of IFilm contributed by Plaintiff Jeff Ritchie and currently held by Junior Capital.

Plaintiff also seeks compensatory damages in the amount of $870,092.00 for the shares Defendant sold into the open market, diminishing the value of the shares. (Dkt. No. 21 ¶ 25.) Plaintiff computes this amount by multiplying the amount of shares Defendants sold (3,625,384 shares) by a "rate of $0.24 per share the diminution in value of the Shares." (*Id.*) This damage calculation is not appropriate, however. Plaintiff transferred 5,015,384 shares to Defendant at a set value. It transferred 1,015,384 shares in satisfaction of a debenture with a face value of $33,000.00, and 4,000,000 shares in satisfaction of a debenture with a face value of $350,000.00. (FAC ¶ 19.) Accordingly, the 1,015,384 shares have a calculated value of $0.03 per share, and the 4,000,000 shares have a calculated value of $0.09 per share:

No. of Shares	Debenture Face Value	Value Per Share
1,015,384	$ 33,000.00	$ 0.03
4,000,000	$ 350,000.00	$ 0.09
5,015,384	**Total Shares**	

It is not clear which of the shares Defendant sold on the open market, however, it is clear that most of the shares sold would be valued at $.09 per share. Accordingly, the Court will award damages calculated using the rate of $0.09 per share. Thus, because 3,625,384 shares were sold, and therefore cannot be retrieved or cancelled, Plaintiff is entitled to the collective value of those shares, computed at the $0.09 per share price, or

$326,284.56 in total.[9] Nevertheless, Plaintiff received $123,000 in debenture financing from Defendant.[10] (Dkt. 21 ¶ 11.) This amount must be subtracted from Plaintiff's award. The total award, therefore, is $203,284.56.[11]

B. Attorneys' Fees and Costs

In determining an award of attorneys' fees for a default judgment, the Court must use the schedule set forth in Local Rule 55-3. Given that Plaintiff is awarded $203,284.56, Local Rule 55-3 provides attorneys' fees of $5,600.00 plus 2% of any amount exceeding $100,000.00. Thus, the appropriate attorney's fees amount to the sum of $5,600 and 2% of $103,284.56, or $7,665.69. The Court has discretion to grant fees in excess of this amount upon a written request at the time of entry of default judgment. *Id.* In his declaration, Plaintiff's counsel, Kenneth Eade, asserts that Plaintiff has incurred $50,000.00 in legal fees in the prosecuting this action. Plaintiff provides no further information to support this assertion, however. Accordingly, the Court will limit its award of attorneys' fees to the $7,665.69 provided by Local Rule 55-3.

V. CONCLUSION

For the foregoing reasons, Plaintiff's Motion for Default Judgment is **GRANTED**. Judgment shall be entered in favor of Plaintiff and against Defendants Junior Capital and IBacking, jointly and severally, as follows:

A. The following debentures of IFilm to Junior Capital are rescinded: July 1, 2011 for $350,000; $20,000 on October 25, 2011, $20,000 on October 28, 2011, $25,000 on November 18, 2011, $33,000 on January 11, 2012, $40,000 on March 15, 2012, and $18,000 on June 5, 2012;

[9] This figure is calculated by multiplying 3,625,384 shares by $0.09.

[10] Plaintiffs claim that Defendants "took back $75,000" of the debenture financing, and Plaintiff re-paid the rest of the financing in the form of stock. (Dkt No. 21 ¶ 11.) However, Plaintiff has failed to show proof that Defendant received $75,000. *PepsiCo.*, 238 F. Supp. 2d at 1175. Additionally, the Court cannot find another reference to the $48,000 worth of stock given to Defendant.

[11] This figure is calculated by subtracting $123,000 from $326,284.56.

LINK:

UNITED STATES DISTRICT COURT
CENTRAL DISTRICT OF CALIFORNIA

CIVIL MINUTES – GENERAL

Case No.	SA CV 13-00259-BRO (RNBx)	Date	February 7, 2014
Title	INDEP. FILM DEV. CORP. v. JUNIOR CAPITAL INC., ET AL.		

B. The Purchase Agreement dated May 31, 2012, and the Purchase Agreement Debenture dated May 29, 2012, in the amount of $500,000, between Plaintiff and IBacking are rescinded;

C. All shares of common stock of IFilm contributed by Plaintiff Jeff Ritchie and currently held by Junior Capital are hereby cancelled;

D. Plaintiff IFilm is awarded $203,284.56 in compensatory damages against Defendants Junior Capital and IBacking, jointly and severally; and

E. Plaintiff's request for an award of reasonable attorneys' fees is granted in the amount of $7,665.69.

F. Post-judgment interest at the applicable federal rate pursuant to 28 U.S.C. § 1961 from the date of entry of the judgment.

Plaintiff is ORDERED to lodge a proposed judgment consistent with this ruling no later than **February 12, 2014**.

IT IS SO ORDERED.

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Initials of Preparer rf